PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

TELEPHONE (212) 373-3000

LLOYD K. GARRISON (1946-1991)
RANDOLPH E. PAUL (1946-1956)
SIMON H. RIFKIND (1950-1995)
LOUIS S. WEISS (1927-1950)
JOHN F. WHARTON (1927-1977)

WRITER'S DIRECT DIAL NUMBER

WRITER'S DIRECT FACSIMILE

WRITER'S DIRECT E-MAIL ADDRESS

UNIT 5201, FORTUNE FINANCIAL CENTER
5 DONGSANHUAN ZHONGLU
CHAOYANG DISTRICT, BEIJING 100020, CHINA
TELEPHONE (86-10) 5828-6300

SUITES 3601 – 3606 & 3610
36/F, GLOUCESTER TOWER
THE LANDMARK
15 QUEEN'S ROAD, CENTRAL
HONG KONG
TELEPHONE (852) 2846-0300

ALDER CASTLE
10 NOBLE STREET
LONDON EC2V 7JU, UNITED KINGDOM
TELEPHONE (44 20) 7367 1600

535 MISSION STREET, 24TH FLOOR
SAN FRANCISCO, CA 94105
TELEPHONE (628) 432-5100

FUKOKU SEIMEI BUILDING
2-2 UCHISAIWAICHO 2-CHOME
CHIYODA-KU, TOKYO 100-0011, JAPAN
TELEPHONE (81-3) 3597-8101

TORONTO-DOMINION CENTRE
77 KING STREET WEST, SUITE 3100
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TORONTO, ONTARIO M5K 1J3
TELEPHONE (416) 504-0520

2001 K STREET, NW
WASHINGTON, DC 20006-1047
TELEPHONE (202) 223-7300

500 DELAWARE AVENUE, SUITE 200
POST OFFICE BOX 32
WILMINGTON, DE 19899-0032
TELEPHONE (302) 655-4410

MATTHEW W. ABBOTT
EDWARD T. ACKERMAN
JACOB A. ADLERSTEIN
JUSTIN ANDERSON
ALLAN J. ARFFA
JONATHAN H. ASHTOR
ROBERT A. ATKINS
SCOTT A. BARSHAY
PAUL M. BASTA
J. STEVEN BAUGHMAN
LYNN B. BAYARD
JOSEPH J. BIAL
BRUCE BIRENBOIM
H. CHRISTOPHER BOEHNING
BRIAN BOLIN
ANGELO BONVINO
ANDRE G. BOUCHARD*
GERALD BRANT
ROBERT A. BRITTON
DAVID W. BROWN
WALTER F. BROWN*
SUSANNA M. BUERGEL
JESSICA S. CAREY
DAVID CARMONA
GEOFFREY R. CHEPIGA
ELLEN N. CHING
WILLIAM A. CLAREMAN
LEWIS R. CLAYTON
YAHONNES CLEARY
REBECCA S. COCCARO
JAY COHEN
KELLEY A. CORNISH
CHRISTOPHER J. CUMMINGS
THOMAS V. DE LA BASTIDE III
MEREDITH R. DEARBORN*
ARIEL J. DECKELBAUM
KAREN L. DUNN
ALICE BELISLE EATON
ANDREW J. EHRLICH
GREGORY A. EZRING
ROSS A. FIELDSTON
ANDREW C. FINCH
BRAD J. FINKELSTEIN
BRIAN P. FINNEGAN
ROBERTO FINZI
PETER E. FISCH
HARRIS FISCHMAN
ANDREW J. FOLEY
VICTORIA S. FORRESTER
HARRIS B. FREIDUS
MANUEL S. FREY
ANDREW L. GAINES
KENNETH A. GALLO
MICHAEL E. GERTZMAN
ADAM M. GIVERTZ
SALVATORE GOGLIORMELLA
NEIL GOLDMAN
MATTHEW B. GOLDSTEIN
ROBERTO J. GONZALEZ*
CATHERINE L. GOODALL
CHARLES H. GOOGE, JR.
ANDREW G. GORDON
BRIAN S. GRIEVE
UDI GROFMAN
NICHOLAS P. GROOMBRIDGE
BRUCE A. GUTENPLAN
MELINDA HAAG*
ALAN S. HALPERIN
CLAUDIA HAMMERMAN
IAN M. HAZLETT
BRIAN S. HERMANN
JOSHUA HILL JR.
MICHELE HIRSHMAN
JARRETT R. HOFFMAN
ROBERT HOLO
CHRISTOPHER HOPKINS
DAVID S. HUNTINGTON
AMRAN HUSSEIN
LORETTA A. IPPOLITO
WILLIAM A. ISAACSON*
JAREN JANGHORBANI
BRIAN M. JANSON
JEH C. JOHNSON
MATTHEW B. JORDAN
BRAD S. KARP
PATRICK N. KARSNITZ
JOHN C. KENNEDY
ROBERT A. KILLIP
BRIAN KIM
KYLE J. KIMPLER
JEFFREY L. KOCHIAN
ALEXIA D. KORBERG
ALAN W. KORNBERG
DANIEL J. KRAMER
BRIAN KRAUSE
CAITH KUSHNER
KAISA KUUSK
DAVID K. LAKHDHIR
GREGORY F. LAUFER
BRIAN C. LAVIN
XIAOYU GREG LIU
RANDY LUSKEY*
LORETTA E. LYNCH
JEFFREY D. MARELL
MARCO V. MASOTTI
DAVID W. MAYO
ELIZABETH R. MCCOLM
JEAN M. MCLOUGHLIN
ALVARO MEMBRILLERA
MARK F. MENDELSOHN
CLAUDINE MEREDITH-GOUJON
WILLIAM B. MICHAEL
JUDIE NG SHORTELL*
CATHERINE NYARADY
JANE B. O'BRIEN
BRAD R. OKUN
CRYSTAL L. PARKER
LINDSAY B. PARKS
ANDREW M. PARLEN
DANIELLE C. PENHALL
CHARLES J. PESANT
JESSICA E. PHILLIPS*
AUSTIN S. POLLET*
VALERIE E. RADWANER
JEFFREY J. RECHER
CARL L. REISNER
LORIN L. REISNER
JEANNIE S. RHEE*
WALTER G. RICCIARDI
RICHARD A. ROSEN
ANDREW N. ROSENBERG
JUSTIN ROSENBERG
JACQUELINE P. RUBIN
RAPHAEL M. RUSSO
ELIZABETH M. SACKSTEDER
JEFFREY B. SAMUELS
PAUL L. SANDLER
AARON J. SCHLAPHOFF
KENNETH M. SCHNEIDER
ROBERT B. SCHUMER
JOHN M. SCOTT
BRIAN SCRIVANI
KYLE T. SEIFRIED
KANNON K. SHANMUGAM*
SUHAN SHIM
CULLEN L. SINCLAIR
AUDRA J. SOLOWAY
SCOTT M. SONTAG
JOSHUA H. SOVEN*
MEGAN SPELMAN
SARAH STASNY
ERIC ALAN STONE
AIDAN SYNNOTT
BRETTE TANNENBAUM
RICHARD C. TARLOWE
DAVID TARR
MONICA K. THURMOND
DANIEL J. TOAL
LAURA C. TURANO
CONRAD VAN LOGGERENBERG
KRISHNA VEERARAGHAVAN
JEREMY M. VEIT
LIZA M. VELAZQUEZ
MICHAEL VOGEL
RAMY J. WAHBEH
JOHN WEBER
LAWRENCE G. WEE
THEODORE V. WELLS, JR.
SAMUEL J. WELT
LINDSEY L. WIERSMA
STEVEN J. WILLIAMS
LAWRENCE I. WITDORCHIC
AUSTIN WITT
MARK B. WLAZLO
ADAM WOLLSTEIN
JULIA TARVER MASON WOOD
JENNIFER H. WU
JORDAN E. YARETT
KAYE N. YOSHINO
TONG YU
TRACEY A. ZACCONE
TAURIE M. ZEITZER
KEN ZIMAN
T. ROBERT ZOCHOWSKI, JR.

*NOT ADMITTED TO THE NEW YORK BAR

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

(212) 373-3000

(212) 492-0124

May 9, 2022

VIA EDGAR

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Attention: Matthew Derby

                 Joshua Shainess

                 Division of Corporate Finance Office of Technology

SVF Investment Corp. 3

Amendment No. 4 to Registration Statement on Form S-4 (File No. 333-262529)

Ladies and Gentlemen:

On behalf of our client, SVF Investment Corp. 3, a Cayman Islands corporation, we hereby request that the effective date of the above-referenced Amendment No. 4 to Registration Statement on Form S-4 be accelerated to May 9, 2022 at 4:00 p.m. New York City time or as soon thereafter as may be practicable.

If you have any questions regarding the foregoing, please contact me at 212-373-3124.

Very truly yours,

/s/ David S. Huntington
David S. Huntington

cc:	Paul Weiss, Rifkind, Wharton & Garrison LLP

    David S. Huntington

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